Exhibit 10.1

EXCLUSIVE OPTION AGREEMENT

by and between

B.G. NEGEV TECHNOLOGIES AND APPLICATIONS LTD.,

an Israeli Company

and

SORRENTO THERAPEUTICS, INC.,

a Delaware (US) corporation

EXCLUSIVE OPTION AGREEMENT

This Option Agreement is entered into and made effective as of this 30 day of June, 2013 (the “Effective Date”), by and between B.G. NEGEV TECHNOLOGIES AND APPLICATIONS LTD, an Israeli corporation (“BGN”) located at 1, Henrietta Szold str. Beer- Sheva, 84105, Israel, and SORRENTO THERAPEUTICS, INC., a Delaware corporation (“Sorrento”) located at 6042 Cornerstone Ct., Suite B, San Diego, CA 92121, with respect to the facts set forth below.

RECITALS

A. BGN, a company wholly-owned by Ben-Gurion University (“BGU”), is exclusively in charge of the protection, management and commercial exploitation of the intellectual property and know-how of BGU.

B. BGN, through Prof. Leslie Lobel Lab of BGU (the “Lobel Lab”), is engaged among others in anti-viral and infections research including research relating to the development of anti-viral antibodies useful against infectious disease.

C. Sorrento is engaged in research and development of antibody therapeutic products for disease management and treatment.

D. Sorrento wishes to receive from BGN, and BGN agrees to grant to Sorrento, an exclusive option, pursuant to the terms hereof, to receive from BGN an exclusive sub-licensable worldwide license in and to the Licensed Patent Rights (as defined below) in order to develop and commercialize Licensed Products (as defined below), all, subject to the terms and conditions set forth in this Agreement.

E. Sorrento wishes to evaluate, protect and perform some initial preclinical development of the BGN Technology (as defined below) in order to assess whether or not to exercise the option contained herein and for this purpose BGN will disclose to Sorrento certain Confidential Information of BGN/BGU relating to the a group of defined fully human antibodies that bind to a Hep. C protease enzyme (the “BGN Technology”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, BGN and Sorrento hereby agree as follows:

CHAPTER A; DEFINITIONS

1. Definitions. Capitalized terms shall have the meaning set forth herein.

1.1 Affiliate. The term “Affiliate” (i) with respect to BGN, shall mean any entity or individual which directly or indirectly controls, is controlled by, or is under common control with, BGN, (ii) with respect to Sorrento, shall mean any entity or individual which directly or indirectly controls, is controlled by, or is under common control with,

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Sorrento, and (iii) with respect to a Sublicensee, shall mean any entity or individual which directly or indirectly controls, is controlled by, or is under common control with, Sublicensee. For purposes of this clause 1.1, the term “control” means (i) in the case of corporate entities, the power to direct or manage the affairs of the relevant entity, or the direct or indirect ownership of at least fifty percent (50%) of such entity by voting share, equity interest, partnership interests, the right to vote for the election of directors, or otherwise; or (ii) in the case of non-corporate entities, the power to direct the management and policies of such non-corporate entities, or the direct or indirect ownership of at least fifty percent (50%) of the equity interest, of such non-corporate entities. Unless otherwise expressly specified, (i) the term Sorrento, as used in this Agreement, includes Sorrento’s Affiliates; and (ii) the term Sublicensee, as used in this Agreement, includes Sublicensee’s Affiliates.

1.2 Agreement. The term “Agreement” shall mean this Option Agreement and all appendices hereto, as may be amended or restated in writing from time to time.

1.3 Confidential Information. The term “Confidential Information” shall mean any and all proprietary or confidential information of BGN/BGU or Sorrento which may be exchanged between the parties at any time and from time to time prior to or during the term of this Agreement. If disclosed in writing, the Confidential Information shall be marked as confidential or proprietary it being noted that information that by its nature should reasonably be considered as confidential or proprietary shall be deemed as Confidential Information whether or not marked as aforementioned. If disclosed orally, the Confidential Information shall be reduced to writing that is identified as confidential or proprietary within thirty (30) days of such oral disclosure. Notwithstanding the foregoing, information shall not be considered confidential to the extent that the receiving party can establish by competent proof that it:

(a)	Is publicly disclosed through no fault of the receiving party, either before or after it becomes known to the receiving party; or

(b)	Was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party’s employees); or

(c)	Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

(d)	Has been published by a third party as a matter of right; or

(e)	Has been developed by or on behalf of the receiving party independently without access to the disclosing party’s Confidential Information.

If Confidential Information is required to be disclosed by law or court order, the party required to make such disclosure shall limit the same to the minimum required to comply with the law or court order, and shall use reasonable efforts to attempt to seek confidential

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treatment for that disclosure, and prior to making such disclosure that party shall notify the other party, not later than ten (10) days (or such shorter period of time as may be reasonably practicable under the circumstances) before the disclosure in order to allow that other party to comment and/or to obtain a protective or other order, including extensions of time and the like, with respect to such disclosure.

1.4 First Commercial Sale. The term “First Commercial Sale” shall mean the first sale of a Licensed Product by Sorrento or a Sublicensee to a non-Affiliated third party, for value and not for demonstration or other promotional purposes or testing or development purposes.

1.5 IND. The term “IND” shall mean an investigational new drug application as defined by 21 CFR Part 312.

1.6 Licensed Patent Rights. The term “Licensed Patent Rights” shall mean rights arising out of or resulting from (a) any patent application(s) filed by Sorrento to protect the BGN Technology and/or the Licensed Product under this Option Agreement; and (b) all patent applications that may hereafter be filed, in any jurisdiction, claiming priority from the application(s) referenced in sub clause (a) above; and (c) all patents which may be granted (issued) claiming priority from any of the foregoing patent applications referenced in sub clauses (a) and (b).

1.7 Licensed Product. The term “Licensed Product” shall mean any product and/or device and/or process and/or service (a) the manufacture, use or sale of which without a license from BGN would infringe upon any Licensed Patent Rights; and/or (b) that embodies, comprises, contains, uses or was developed using any Licensed Patent Rights and/or the BGN Technology, in each of the foregoing cases is covered by a Valid Claim of the Licensed Patent Rights.

1.8 Net Sales. The term “Net Sales” shall mean the gross amount invoiced by Sorrento, all Sublicensees, or any of them, on all sales of Licensed Products, less (a) customary discounts actually allowed; (b) credits for claims, allowances, retroactive price reductions or returned goods; (c) prepaid freight; and (d) sales taxes or other governmental charges actually paid in connection with sales of Licensed Products [but excluding what are commonly known as income taxes (whether paid by Sorrento/ Sublicensee or withheld by the third party at source) and value-added taxes]. Net Sales shall include all consideration charged by Sorrento and Sublicensees in exchange for any Licensed Products, including without limitation any monetary payments or any other consideration whatsoever. For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefore shall be generated or the Licensed Product shipped for delivery. Sales of Licensed Products by Sorrento to any Affiliate or Sublicensee or by any Sublicensee to an Affiliate or other Sublicensee which is a reseller thereof shall be excluded from calculating Net Sales, and only the subsequent sale of such Licensed Products by such Affiliates or Sublicensees to unrelated parties shall be deemed Net Sales hereunder.

1.9 Sublicensees. The term “Sublicensee” shall mean any third party to whom Sorrento grants a sublicense.

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1.10 Sublicense Income. The Term “Sublicense Income” shall mean all considerations received by Sorrento from Sublicensees attributable to the grant of Sublicenses under this Agreement, including without limitation cash income and other consideration received for or as a direct consequence of any sublicensing or co-marketing or co-promotion arrangement; all provided, however, that Sublicense Income shall not include Net Sales. To avoid any doubt, it is clarified that in calculating the amount of Sublicense Income, no deduction shall be made from the gross amounts invoiced by Sorrento, in respect of any tax based upon the income of Sorrento, whether paid by Sorrento or withheld by the Sublicensee at source.

1.11 Sublicense. The term “Sublicense” shall mean any right granted by Sorrento under the License to a Sublicensee who is not an Affiliate of Sorrento.

1.12 Valid Claim. The term “Valid Claim” shall mean a claim of an issued patent within the Licensed Patent Rights that has not (i) lapsed, (ii) expired, (iii) been canceled, (iv) or (v) become abandoned, or has not been held invalid by a court or other appropriate body of competent jurisdiction, or which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. The term “Valid Claim” shall also include the claims of a pending patent application within the Licensed Patent Rights that has not been cancelled, rejected, withdrawn or abandoned without the possibility of appeal or re-filling.

CHAPTER B; GRANT AND EXERCISE OF OPTION

2. Grant of Exclusive Option

2.1 Grant of Exclusive Option. BGN hereby grants, and Sorrento accepts, subject to the terms and conditions of this Agreement, an exclusive option to obtain from BGN an exclusive sub-licensable worldwide license in and to the Licensed Patent Rights to develop, make and have made, to use and have used, to sell and have sold and to import Licensed Products, subject to the terms and conditions set forth herein (“Option”).

2.2 Consideration for Exclusive Option. In consideration for the grant of the Option,

2.2.1 Sorrento shall create and protect as reasonable as possible and at its sole expense an intellectual property portfolio for the BGN Technology. Specifically, Sorrento shall, at its expense, file at least one provisional patent application as soon as applicable after the execution of this Agreement, but no later than 6 months of the Effective Date protecting the intellectual property identified by BGN and its Lobel Lab. BGN agrees to cooperate in all aspects with Sorrento’s efforts to secure such intellectual property protection. All intellectual property registered according to this Section 2.2 shall be registered in the sole name of BGN.

2.2.2 During the Option Period (as defined below) and if extended according to Section 2.3 below also during the Extended Option Period (as defined below) Sorrento shall fund the research and development of the BGN Technology. When applicable BGN will assist Sorrento in obtaining joint or other grant funds. Sorrento and the Lobel Lab will

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collaborate in the performance of such research and development which will be financed respectively by Sorrento or by grant funds.

2.3 Term of Option . The term of the Option shall commence on the Effecting Date and shall terminate on the latest of: (i)12 months from the Effective Date; or (ii) 10 months from the date of filing of a first priority patent application as recorded in Section 2.2 above (“Option Period”), subject to the further filing of a PCT (Patent Cooperation Treaty) patent application 12 months following the priority filling in order to delay the time for entry into major market foreign rights for a period of time not to exceed 30 months in total from the time of filing the initial provisional patent application (with or without simultaneously filing a US national utility patent application), Sorrento shall have the right to extend the Option Period by an additional 14 months (the “Extended Option Period”). Such right to extend the term of the Option Period shall be exercised by Sorrento by way of providing BGN with a written notice to this effect to be received by BGN no later than the end of the Option Period. The term of the Option Period and the Extended Option Period together shall terminate in any event no later than 4 months before the date of the worldwide National Phase filing is due. The provisions of Sections 10.1(a), 10.2, 10.3, 10.4 and the first paragraph of Section 12.1 shall apply mutatis mutandis to any and all patent applications filed under Section 2.2 above and this Section 2.3 and to all patents which may be granted pursuant to such applications.

2.4 Exercise of Option . The Option may be exercised by Sorrento by way of providing BGN a written notice to this effect, such notice to be received by BGN during the Option Period, or, if applicable during the Extended Option Period (“Exercise Notice”). In the event that Sorrento fails to provide such notice during such period then this Agreement (and the Option) shall terminate (and the provisions of Section 18 below shall apply to such termination), all rights in and to the BGN Technology, the Licensed Patent Rights, the Licensed Products and any patent or patent application filed according to the terms of Sections 2.2 and 2.3 above shall revert to BGN and Sorrento shall not be entitled to any compensation with regard thereto.

2.5 Terms of the Option. In the event that Sorrento shall exercise the Option in accordance with the provisions of Section 2.4 above, then contemporaneously with the provision of the Exercise Notice, Sorrento shall be granted with the License (as defined below). The terms of the License shall be as set forth in Chapter C below. Accordingly (but subject to the duly exercise of the Option), Chapter C shall be considered for any and all purposes as a License Agreement between the parties governing the terms and conditions of the License.

2.6 No Other Option. This Agreement confers upon Sorrento no option or rights by implication, estoppel, or otherwise under any patent applications or patents of BGN other than the Option and its associated Licensed Patent Rights.

CHAPTER C; LICENSE TERMS

Effective as of the date of the Exercise Notice, the provisions of this Chapter C shall govern the rights and undertakings of the parties with respect to the License; provided however

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that Sorrento has exercised the Option in accordance with the terms of Chapter B above. In any other event, unless specifically mentioned otherwise herein the provisions of this Chapter C shall be disregarded and shall not bind the parties in any way.

3. Grant of License.

3.1 Grant of License. BGN grants and Sorrento accepts, subject to the terms and conditions of this Chapter C, an exclusive license under the Licensed Patent Rights to make and have made, to use and have used, to sell and have sold and to import Licensed Products (the “License”).

4. Sublicensing.

4.1 Sorrento shall have the right to grant Sublicenses to any party with respect to the rights conferred upon Sorrento under the License, provided, however, that any such Sublicense shall be subject in all respects to the provisions contained in this Agreement. Sublicensees shall not further sublicense to other than an Affiliate of Sorrento without BGN’s prior written consent, which approval shall not be unreasonably withheld, conditioned or delayed.

4.2 All Sublicenses shall in all cases be for consideration, on arms’ length terms and pursuant to written agreements consistent with the terms and conditions of this Agreement, and Sorrento shall be entitled to determine the commercial terms and conditions of any such Sublicense Agreement (each such agreement, a “Sublicense Agreement”).

4.3 Sorrento shall provide BGN with a copy of each Sublicense Agreement promptly following its execution.

4.4 Each Sublicense Agreement shall contain, inter alia, provisions necessary to ensure Sorrento’s ability to perform its obligations under this Agreement, including with respect to reporting requirements and audit rights. Furthermore, Each Sublicense Agreement shall contain undertakings by the Sublicensee to observe and perform provisions substantially similar to those contained in this Agreement with regard to, inter alia, confidentiality, non-assignability, liability, insurance, BGN’s proprietary rights, development and termination.

4.5 Without derogating from the above, each Sublicense Agreement should include specific provisions, whereby BGN shall have a right, at reasonable times and upon reasonable notice, to examine those records of the Sublicensee as may be necessary to determine the correctness or completeness of any payment made under this Agreement.

4.6 Upon the termination of this Agreement, howsoever arising, any existing Sublicense Agreement may by mutual consent of BGN and the Sublicensee remain in effect; such Sublicense Agreement shall be assigned to BGN as direct licensor.

4.7 Without derogating from the provisions of this Section 4 above, it is agreed that Sorrento will be responsible vis-à-vis BGN for its obligations hereunder and for the performance of its Sublicensees consistent with all relevant provisions of this Agreement,

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and Sorrento shall use commercially reasonable efforts to ensure that its Sublicensees comply with the Sublicense Agreement as it relates to Sorrento’s obligations under all relevant provisions of this Agreement. Accordingly, any act or omission by any Sublicensee, which are not remedied within 60 (sixty) days from the date of receipt of written notice by BGN to Sorrento of such act/omission (including, if necessary the termination of such Sublicense Agreement) and which would have constituted a breach of this Agreement by Sorrento had it been the act/omission of Sorrento, shall constitute a breach of this Agreement by Sorrento unless Sorrento has terminated the relevant Sublicense Agreement.

5. Research and Development by Sorrento

5.1 Research & Development Plan. No later than 30 days following the date of the Exercise Notice, the parties shall agree in writing on an applicable research and development plan (“Research & Development Plan”), which shall detail all research and works to be undertaken by Sorrento in connection to the Licensed Patent Rights and the Licensed Products and their commercialization (including timeframe for such activities). The Research and Development Plan will also include work to be performed by BGN and the Lobel Lab at BGU or at any other facilities agreed by the parties, which will be fully financed by grant funding and/or Sorrento according to a defined work plan, work period and work budget (the “BGN R&D Plan”).

5.2 Diligence. Sorrento shall use commercially reasonable efforts to develop the Licensed Products, in accordance with the terms of this Agreement. Without derogating from the above, Sorrento shall exert commercially reasonable efforts to develop and to introduce the Licensed Products into the commercial markets as soon as practicable and thereafter, until the expiration of this Agreement, to make all commercially reasonable efforts and endeavors to keep the Licensed Products reasonably available to the public.

5.3 Reports. Sorrento shall provide BGN with annual written reports, which shall detail the development results and other related work performed by Sorrento or by any of its Sublicensees during the 12 (twelve) months prior to the report. Such report shall also set forth a general assessment regarding the development of the Licensed Product and the marketing thereof. Sorrento shall also submit to BGN a written notice with regard to the First Commercial Sale within thirty (30) days thereafter.

5.4 Failure. Without derogating from the undertakings of Sorrento under this Section 5 above, if Sorrento fails to prepare and file an IND in the United States on or before the lapse of six (6) years from the Effective Date (a “Failure”), Sorrento shall immediately notify BGN of such Failure. BGN may by written notice to Sorrento, allow Sorrento 90 (ninety) days to cure such Failure, in which case Sorrento shall notify BGN giving reasons and a statement of its intended actions. Sorrento’s failure to cure the Failure to BGN’s reasonable satisfaction within such 90-day period shall constitute a material breach of this Agreement, entitling BGN to terminate this Agreement by providing written notice to Sorrento.

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6. Royalties.

6.1 Minimum Annual Royalty. Sorrento agrees to pay and shall pay to BGN a nonrefundable minimum annual royalty in the amount specified herein. The first payment is due no later than thirty (30) days following the date of the first regulatory marketing approval of a Licensed Product and shall be paid on or before January 3rd of each subsequent calendar year. Each of the first two payments shall be in an annual amount of ten thousand U.S. Dollars (U.S.$ 10,000.00) and each consecutive payment shall be in an annual amount of twenty five thousand U.S. Dollars (U.S.$ 25,000.00). Such payments shall be credited against Running Royalties due for that calendar year and Sorrento’s royalty reports shall reflect such a credit. Such payments shall not be credited against milestone payments, if any.

6.2 Running Royalties for Licensed Products. Subject to Section 6.5, Sorrento shall pay to BGN a running royalty on a country by country basis, where the Licensed Products are sold by Sorrento and/or by Sublicensees and where there are Valid Claims in such country, in the amount of one percent (1.0%) of Net Sales (“Running Royalty”). Notwithstanding the definition of the term “Licensed Products” as recorded in Section 1.7 above. if Sorrento and/or Sublicensee sells Licensed Product/s in a country in which there are no Valid Claims, but a Valid Claim is enforceable in any Major Market country (as such is defined in this Section 6), then Running Royalty payments to BGN in connection to such sales in such countries where there are no Valid Claims shall be in an amount equal to one half of one percent (0.5%) of Net Sales. Major Market country shall mean: the US, Germany, France, Spain the UK and Japan.

6.3 Sublicense Consideration. Sorrento agrees to also pay and shall pay BGN an amount equal to 10% (ten percent) of any and all Sublicense Income (“Sublicense Consideration”). This payment shall constitute any and all payments due by Sorrento with respect to any Sublicensee and any Sublicensee sales of Licensed Products. Sublicense Consideration shall be payable and accepted in lieu of any and all royalties and milestone payments with respect to sales and activities of a Sublicensee; it being clarified that the term Net Sales includes sales of Licensed Products by Sublicensees and thus entitle BGN to Running Royalties as set forth in Section 6.2 above.

6.4 Arms-Length Transactions On sales of Licensed Products which are made in other than an arms-length transaction, the value of the Net Sales attributed under this Section 6 to such a transaction shall be that which would have been received in an arms-length transaction, based on sales of like quality and quantity products on or about the time of such transaction.

6.5 Duration of Royalty Obligations. The royalty obligations of Sorrento under Sections 6.2 and 6.3 above as to each Licensed Product shall terminate on a country-by-country basis on the later of the following dates: (i) the expiration of the last to expire Valid Claim within the Licensed Patent Rights that covers such Licensed Product; or (ii) ten (10) years from the date of the First Commercial Sale in such country.

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7. Milestone Payments.

7.1 Product Development Milestones. Sorrento agrees to pay and shall pay to BGN the following one-time, non-creditable, non-refundable product development milestones (each, a “Product Development Milestone Payment”) within sixty (60) days of the end of the calendar quarter in which each milestone (or its equivalent) first occurs as follows:

Milestone	Payment (U.S. Dollar)
Treating first patient in Phase II clinical trial	$100,000
Treating first patient in Phase III clinical trial	$500,000
First approval of a Licensed Product in a Major Country	$1,000,000

For purposes of this Section 7:

(a) the term “Phase II Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or its successor regulation);

(b) the term “Phase III Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or its successor regulation).

8. Payments.

8.1 Sales by Sorrento. Running Royalties and Sublicense Considerations payable pursuant to Section 6 herein, shall be payable by Sorrento quarterly, within sixty (60) days after the end of each calendar quarter, based upon Net Sales/Sublicense Consideration received during the immediately preceding calendar quarter. Applicable VAT, if any, shall be added to each payment due hereunder to BGB.

9. Reports on Sales or Payments.

9.1 Reports on Revenues and Payments. Commencing upon the First Commercial Sale of the first Licensed Product or the date of first execution of a Sublicense Agreement. Sorrento shall submit to BGN, no later than sixty (60) days after the end of each calendar quarter, a royalty report (the “Royalty Report”) setting forth for such quarter at least the following information:

(a)	the number of Licensed Products sold by Sorrento and its Sublicensees;

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(b)	the gross amounts due or charged for such Licensed Products;

(c)	deductions applicable to determine the Net Sales of Licensed Products pursuant to Section 1.8;

(d)	the amount of Sublicense Income received by Sorrento; and

(e)	the amount of royalty due on all of the above (together with exchange rates used for conversion, if such rates apply), or if no royalties are due to BGN for any reporting period, the statement that no royalties are due and an explanation why they are not due for that quarterly period.

Such Royalty Report shall be certified as correct by an officer of Sorrento and shall include a listing of all deductions from royalties.

9.2 Royalty Payments. All payments due hereunder shall be deemed received when funds are credited to BGN’s bank account and shall be payable by check or wire transfer in United States Dollars.

9.3 Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to BGN in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of BGN or its nominee in any commercial bank or trust of BGN’s choice located in that country, prompt written notice of which shall be given by Sorrento to BGN.

9.4 Foreign Taxes. Any tax required to be withheld by Sorrento under the laws of any foreign country for any royalties or other amounts due hereunder or for the accounts of BGN shall be promptly paid by Sorrento for and on behalf of BGN to the appropriate governmental authority, and Sorrento shall furnish BGN with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on BGN’s behalf shall be deducted from royalty payments due BGN. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings.

9.5 Record Keeping. Sorrento shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with supporting documentation) of Licensed Products sold under this Agreement, appropriate to determine the amount of royalties, Sublicense Payments, Product Development Milestone Payments and other monies due to BGN hereunder. Such records shall be retained for at least five (5) years following the end of the reporting period to which such records relate. They shall be available during normal business hours for examination and copying by an independent certified accountant selected by BGN (the “BGN Accountant”) for the purpose of verifying Sorrento’s reports and payments hereunder and its compliance with this Agreement; provided that reasonable advance notice of such

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examination and copying shall be given by BGN to Sorrento. In conducting examinations pursuant to this Section, the BGN Accountant shall have access to, and may disclose to BGN, all records which BGN reasonably believes to be relevant to the calculation of royalties under Section 6, non-royalty revenues under Section 7 and Sorrento’s compliance with this Agreement.

Except as set forth above, BGN’s accountant shall not disclose to BGN any information other than information relating to the accuracy of reports and payments made hereunder and to Sorrento’s compliance with this Agreement. Except as otherwise expressly provided herein, such examination by the BGN Accountant shall be at BGN’s sole cost and expense. Notwithstanding the foregoing, if the BGN Accountant concludes in writing that Sorrento underreported or underpaid an amount in excess of ten percent (10%) for any twelve (12) month period (each, an “Alleged Underpayment”), such conclusion, and the BGN Accountant’s detail in support thereof, shall be delivered to Sorrento. Sorrento shall pay the cost of such examination (including without limitation BGN’s attorney’s fees, accountant’s fees and other costs) as well as any additional sum that would have been payable to BGN had the Sorrento reported correctly (as set forth in the BGN Accountant’s report), plus interest on said sum at the rate of one percent (1.0%) per month (pro-rated for a partial month) accruing from the date such underpaid amount was initially due (collectively, the “Penalty Payment”) within thirty (30) days of Sorrento’s receipt of the Alleged Underpayment.

10. Patent Matters.

10.1 Patent Prosecution and Maintenance. Without derogating from the provisions of Section 2.2 above and subject to the provisions of Section 2.4 above, from and after the date of the Exercise Notice, the provisions of this Section 10 shall control the prosecution of any patent application and maintenance of any patent included within Licensed Patent Rights. Subject to the requirements, limitations and conditions set forth in this Agreement, Sorrento shall, at its expense:

(a)	direct and control the preparation, filing and prosecution of the United States and foreign patent applications (at the minimum in all major market countries i.e. the US, Germany, France, UK and Japan) within Licensed Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, inter parties reviews, and foreign oppositions); and

(b)

maintain the patents issuing therefrom. BGN shall have full rights of consultation with the patent attorney so selected on all matters relating to Licensed Patent Rights and BGN, and its counsel, shall have the right to review and provide comments on any and all filings, correspondence or other documents to be filed with, or submitted to, any regulatory body, including, but not limited to the U.S. Patent and Trademark Office, that relate to any Licensed Patent Rights, in each case at least ten (10) business days prior, whenever reasonably possible, to the filing or submission thereof. Sorrento shall implement all reasonable and timely requests made

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by BGN with regard to such matters, provided, however, that such requests are delivered within the first to occur of (a) fifteen (15) days following BGN’s written notification to Sorrento or (b) two (2) business days prior to the filing or submission thereof of any correspondence with the U.S.P.T.O. by Sorrento, provided that BGN complies in all respects with its obligations set forth in this Section 10.1.

10.2 Information to BGN. Sorrento shall keep BGN timely informed in writing (such as by electronic means) with regard to the patent application and maintenance processes. Sorrento shall deliver to BGN copies of all patent applications, amendments, office actions, responses, related correspondence, and other related matters in a timely matter, but in no event later than five (5) business days after the receipt thereof.

10.3 Patent Costs. Sorrento agrees to pay and shall pay for all expenses referenced in Section 10.1(a).

10.4 Ownership. All rights, title and interest in and to the Licensed Patent Rights shall be owned solely by BGN and/or its designee/s. Sorrento undertakes not to take any action or let any party take any action on its behalf that will create in Sorrento’s favor any right, title or interest in and to the aforesaid Licensed Patent Rights. Without derogating from the above it is recorded that the patent applications filed and the patents obtained by Sorrento pursuant to Section 10.1 hereof shall be assigned to BGN, and deemed a part of Licensed Patent Rights.

10.5 Infringement Actions.

(a) Prosecution and Defense of Infringements. BGN and Sorrento shall promptly notify the other in writing of any alleged or threatened infringement of, or any challenge to the validity or unenforceability of, Licensed Patent Rights of which it becomes aware. After receiving notice from the other party of a possible infringement of the Licensed Patent Rights by a third party, the parties will consult with each other about whether and to what extent such third party’s products or activities are infringing upon the Licensed Patent Rights in that country, the extent to which the infringing products or activities are damaging sales of Licensed Products in such country, and the risk that an enforcement action against such third party would result in such third party challenging the validity or enforceability of the Licensed Patent Rights; provided, however, that promptly after delivery of such notice, and in any event prior to engaging in any such consultation or discussion, BGN and Sorrento shall enter into a mutually acceptable joint defense/common interest agreement for the purpose of preserving all applicable privileges attaching to the parties’ discussion and pursuit of their mutual interest in the enforcement of the Licensed Patent Rights. In this way, the parties will attempt to reach a mutual agreement regarding what, if any, action should be taken against the third party.

(b) If (i) such third party’s products or activities are infringing upon the Licensed Patent Rights, and (ii) cumulative lost sales of Licensed Products as a result of such infringing activity exceed $100,000,000, then, except as otherwise mutually agreed by the parties pursuant to Section 10.5(a), Sorrento shall have the first right, but not the obligation, to prosecute such infringement (including defense of actions for declaratory relief of non-infringement) by

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that third party. Sorrento may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense, but only with BGN’s prior written consent, which will not be unreasonably withheld or delayed. BGN shall permit any action to be brought in its name and/or join in such action if required by law, and Sorrento shall hold BGN harmless from any costs, expenses or liability respecting such action. BGN agrees to provide reasonable assistance of a technical nature which Sorrento may require in any litigation arising in accordance with the provisions of this Section 10.5.

(c) In the event that Sorrento, pursuant to Section 10.5(b), decides not to, or the parties mutually agree not to, pursuant to Section 10.5(a), prosecute any such infringement, then Sorrento shall notify BGN in writing within ninety (90) days of initial consultation pursuant to Section 10.5(a), and BGN shall have the right, but not the obligation, to prosecute such infringement on its own behalf. Sorrento agrees to execute any and all necessary documents and perform such acts as are reasonably requested by BGN in order to affect such prosecution. All fees, royalties, payments and any other consideration to be paid by that third party to BGN under any non-exclusive license to be granted to the infringing third party shall be paid to BGN and retained by BGN in full.

10.6 Allocation of Recovery. Any damages or other recovery from an infringement action undertaken by Sorrento pursuant to Section 10.5 shall first be used to reimburse the parties for the costs and expenses incurred in such action, and shall thereafter be allocated between the parties as follows: if Sorrento has prosecuted the action: (i) Fifteen Percent (15%) to BGN, as the Sublicense Consideration payment outlined in the Agreement and (ii) Eighty Five Percent (85%) to Sorrento. If BGN, rather than Sorrento, has prosecuted any such action, then any damages or other recovery net of the parties’ costs and expenses incurred in such infringement action shall be allocated: (i) Fifteen Percent (15%) to Sorrento and (ii) Eighty Five Percent (85%) to BGN. If Sorrento and BGN jointly prosecute any such action, then any damages or other recovery net of the parties’ costs and expenses incurred in such infringement action shall be allocated: (i) Fifty Percent (50%) to Sorrento and (ii) Fifty Percent (50%) to BGN.

11. Indemnity and Insurance.

11.1 Indemnity. Nothing in this Agreement shall impose upon BGN liability for any Licensed Products commercialized by Sorrento and/or any Sublicensee. Sorrento hereby declares that it assumes any and all liabilities and responsibilities, under any applicable laws, for any Licensed Products commercialized by or on behalf of Sorrento and/or any Sublicensee. Sorrento shall indemnify, defend (by counsel reasonably acceptable to BGN) and hold harmless BGN, BGU and any parent, subsidiary or other affiliated entity of BGN and BGU and their trustees, directors, officers, employees, scientists, agents, successors, assigns and other representatives (collectively, the “BGN Indemnitees”) from and against all damages, claims, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs, whether or not a lawsuit or other proceeding is filed (“BGN Claim”), that arise out of or relate to

(a)	Sorrento’s or any Sublicensee’s use or commercialization of any of the Licensed Patent Rights or Licensed Products,

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(b)	any advertising or other promotion of the Licensed Products by Sorrento or any Sublicensees,

(c)	any allegations that the Licensed Products developed, manufactured, sold, distributed or rendered by Sorrento or any Sublicensee and/or any trademarks, service marks, logos, symbols, slogans or other materials used in connection with or to market Licensed Products violate or infringe upon the trademarks, service marks, trade dress, trade names, copyrights, patents, works of authorship, inventorship rights, trade secrets, database rights, rights under unfair competition laws, rights of publicity, privacy or defamation, or any other intellectual or industrial property rights of any third party,

(d)	Sorrento’s or any Sublicensee’s transactions with third parties or the operation of their respective businesses, and/or

(e)	the negligent or willful acts or omissions of Sorrento or any Sublicensee. BGN shall promptly notify Sorrento in writing of such BGN Claim. Sorrento shall have the sole control of the defense and/or settlement thereof except as provided below. BGN Indemnitee shall furnish to Sorrento, on request and at Sorrento’s expense, all relevant information available to the BGN Indemnitee and reasonable cooperation for such defense. Sorrento shall not enter into any settlement of such BGN Claims that involve BGN admitting any liability, paying any money or taking any action that would have an adverse effect on BGN’s reputation or business without BGN’s prior written consent. Notwithstanding the above, BGN Indemnitees, at their sole cost and expense, shall have the right to retain separate independent counsel to assist in defending any such BGN Claims. In the event Sorrento fails to promptly indemnify and defend such Claims and/or pay BGN Indemnitees’ expenses as provided above, BGN Indemnitees shall have the right to defend themselves, and in that case, Sorrento shall reimburse BGN Indemnitees for all of their reasonable, actual and documented attorney’s fees, costs and damages incurred in settling or defending such Claims within thirty (30) days of each of Indemnitees’ written requests, which requests shall include such documentation. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Sorrento to BGN Indemnitees.

11.2 Sorrento shall, at its own expense, obtain commercial insurance, commensurate with such level of risk as should reasonably be anticipated in the present and the foreseeable future, to insure against those liabilities described in Section 11.1 above during the period immediately beginning prior to any commercialization and continuing during the entire period that the License is in force, plus any additional period thereafter during which any Licensed Product continues to be commercialized by Sorrento and/or any Sublicensee. Such insurance shall be in reasonable amounts and on reasonable terms in the circumstances, having regard, in particular, to the nature of the Licensed Products, and shall be subscribed for from a reputable insurance company. BGN shall be included as additional insured under such

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insurance, and the beneficiaries thereof shall include also the respective employees, officers and directors of BGN and BGU. Said insurance policy shall include a “cross-liability” provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name) and shall further provide that the insurer will be obliged to notify each insured in writing at least thirty (30) days in advance of the expiry or cancellation of the policy or policies. Sorrento hereby undertakes to comply punctually with all obligations imposed upon it under such policy or policies and in particular, without limiting the generality of the foregoing, to pay in full and punctually all premiums and other payments for which it is liable pursuant to such policy or policies. Upon request, Sorrento shall submit to BGN a certificate of insurance evidencing the aforesaid within fourteen (14) days of the date of issue of each such policy.

12. Limited Warranty.

12.1 Limited Warranty. EXCEPT AS SET FORTH IN THIS AGREEMENT, BGN MAKES NO WARRANTIES CONCERNING LICENSED PATENT RIGHTS, OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND BGN DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES. EXCEPT AS SET FORTH IN THIS AGREEMENT, BGN MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF LICENSED PATENT RIGHTS, OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING UPON ANY LICENSED PATENT RIGHTS OR LICENSED PRODUCTS COVERED BY THIS AGREEMENT. FURTHER, BGN HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE LICENSED PATENT RIGHTS OR LICENSED PRODUCTS ARE SUITABLE FOR SORRENTO’S PURPOSES.

IN NO EVENT SHALL BGN BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER. BGN’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY SORRENTO TO BGN UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER BGN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER,

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EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS SINCE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

13. Confidentiality and Publication.

13.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of five (5) years after this Agreement terminates or expires, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information at least to the same extent such party maintains its own proprietary information (but in any event while utilizing reasonable precaution measures); (b) not disclose such Confidential Information to any third party without prior written consent of the other party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

13.2 Publications. Each party agrees that the other party shall have a right to publish in accordance with its general policies, and that this Agreement shall not restrict, in any fashion, either party’s right to publish. However, each party shall provide the other party with a copy of any manuscript related to the Licensed Patent Rights prior to publication and in the event that such publication contain patentable information, the publishing party will delay publication for up to 60 days for the purpose of filing of patent applications or other intellectual property protection. The parties agree to follow standard scientific practices with respect to authorship and the provision of materials on any such publication.

14. [Deleted. Reserved]

15. [Deleted. Reserved]

16. Additional Provisions Pertaining to the License

16.1 Governmental Approvals and Marketing of Licensed Products. Sorrento or a Sublicensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, performance, sale and use of any Licensed Product, including, without limitation, any safety studies. Sorrento shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Products.

16.2 Patent Marking. To the extent required by applicable law, Sorrento shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

16.3 No Use of Name. The use of the name “B.G. NEGEV TECHNOLOGIES AND APPLICATIONS LTD.” or “Ben Gurion University” or any variation thereof in connection with the advertising, sale or performance of Licensed Products is expressly prohibited.

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CHAPTER D; ADDITIONAL PROVISIONS

17. Representations and Warranties.

17.1 Licensor. BGN hereby represents and warrants to Sorrento that as of the Effective Date:

(a)	All corporate action on the part of BGN necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken.

(b)	This Agreement is the legal, valid and binding obligation of BGN, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally.

(c)	BGN, to its actual knowledge, has the full right and power to enter into this Agreement and has the full rights to grant to Sorrento the licenses and license rights granted to Sorrento.

(d)	BGN, to its actual knowledge, exclusively owns all rights in and to the BGN Technology, free and clear of any encumbrances, liens, security interests, or restrictions of any kind.

(e)	BGN has not received any written notice challenging BGN’s right to grant the License to Sorrento pursuant to this Agreement.

17.2 Sorrento. Sorrento hereby represents and warrants to BGN that as of the Effective Date:

(a)	All corporate action on the part of Sorrento necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken.

(b)	This Agreement is the legal, valid and binding obligation of Sorrento, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally.

18. Term and Termination.

18.1 Term. The term of this Agreement shall be as of the Effective Date and until the end of the Option Period, or if such period is extended according to the provisions of Section 2.3 above, until the end of the Extended Option Period (“Initial Term”). In the event that the Option shall be exercised by Sorrento according to the provisions of Chapter B

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above, the Initial Term shall automatically be extended, on a country-by-country basis until the date of expiry of the last of the Licensed Patent Rights in the relevant country.

18.2 Termination Upon Mutual Agreement. Notwithstanding Section 18.1 above, this Agreement may be terminated by mutual written consent of both parties.

18.3 Termination by BGN. Notwithstanding Section 18.1 above, BGN may terminate this Agreement by written notice to Sorrento with immediate effect in any of the following events:

(a) According to the provisions of Section .4 above;

(b) If Sorrento does not make a payment due hereunder and fails to cure such default (including the payment of interest in accordance with Sections 9.5 and 21.2 hereof) within sixty (60) days after the date of notice in writing of such non-payment by BGN;

(c) If Sorrento shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it;

(d) If Sorrento is convicted of a felony relating to the manufacture, use or sale of Licensed Products;

(e) Except as provided in subparagraphs (a) – (d) above, if Sorrento defaults in the performance of any obligation under this Agreement and the default has not been remedied within sixty (60) days after the date of notice in writing of such default by BGN to Sorrento;

18.4 Termination by Sorrento. Sorrento may terminate this Agreement by giving sixty (60) days advance written notice of termination to BGN.

18.5 Upon the expiration or termination of this Agreement, all rights in and to any Licensed Patent Rights and in and to any patent application filed according to Chapter B above as well as any patent granted from such applications shall revert to BGN and Sorrento further grants BGN an exclusive royalty-free fully paid up license in and to any Licensed Product Data with the right to sublicense Licensed Product Data together with the Licensed Patent Rights and to cross-reference such Licensed Product Data in any FDA filing(s). For this purpose the term “Licensed Product Data” shall mean any intellectual property, invention, product, know-how, data, regulatory filing, information or other results discovered or obtained by Sorrento or any Sublicensee during the term of this Agreement that claims priority to a Licensed Patent Right.

18.6 Rights Upon Expiration. Neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date other than the obligation of Sorrento to make any and all reports and payments for the period ending on the regular expiration date. However, Sections 4.6, 4.7, 9.5, 10.4, 11, 12, 13.1, 16.3, 18 and 21 and all defined terms used therein shall survive the termination or expiration of this Agreement for any reason.

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18.7 Rights Upon Termination. Without derogating from the above, upon the termination (but not the expiration) of this Agreement, Sorrento shall have no further right to develop, manufacture or market any Licensed Product or to otherwise use any Licensed Patent Rights. Upon any such termination, Sorrento shall promptly return all materials, samples, documents, information, and other materials which embody or disclose Licensed Patent Rights or any applications filed pursuant to Chapter B above and any patent granted thereupon; provided, however, that Sorrento shall not be obligated to provide BGN with proprietary information which Sorrento can show that does not claim priority to Licensed Patent Rights. Any termination shall not relieve either party from any obligations accrued to the date of such termination.

18.8 Work in Progress. In the event that this Agreement shall be terminated following the exercise of the Option by Sorrento, then upon any such early termination of the License, Sorrento shall be entitled to finish any work in progress and to sell any completed inventory of a Licensed Product covered by such License which remain on hand as of the date of the termination, so long as Sorrento sells such inventory in the normal course of business and at regular selling prices and pays to BGN the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of six (6) months after the date of termination in accordance with the terms hereof.

18.9 Final Royalty Report. In the event of the termination or expiration of this Agreement (following the exerciser of the Option), Sorrento shall submit a final report to BGN within sixty (60) days of such termination or expiration, and any payments due to BGN shall become immediately payable.

18.10 No party shall be entitled, by reason of termination or expiration of this Agreement according to its terms, to claim any compensation, indemnity or damages, whether actual or contingent, for any reason whatsoever (or on the basis of any cause of action, including unjust enrichment), including without limitation on account of the loss of present or prospective profits on commercialization of the Licensed Products and/or the Licensed Patent Rights, and no party shall be liable to pay any compensation, indemnity or damages, as aforesaid; however, the above shall not prejudice any rights and remedies to which a party may be entitled pursuant to this Agreement and/or applicable law in the event of termination under Section 18.3 above.

19. Assignment; Successors.

19.1 Assignment. Any and all assignments of this Agreement or any rights or undertakings hereunder by Sorrento without the prior written consent of BGN are void ab initio, except that Sorrento has the right to assign this Agreement to any entity (or a parent company thereof) that acquires all or substantially all of Sorrento’s business in the field of anti-infectives, whether by sale of assets, sale of stock, merger, consolidation, joint venture or otherwise, without the consent of BGN. BGN may assign its rights and obligations hereunder in their entirety to BGU and/or to any other entity wholly owned (whether directly or indirectly) by BGU, by written notice to Sorrento but without the need for its consent.

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19.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of BGN and Sorrento (and any parent company of such successors). Any such successor or assignee of Sorrento’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Sorrento and such written assumption shall be delivered to BGN as a condition to BGN’s agreement to consent to any such assignment if BGN’s consent is required hereunder.

20. Additional Provisions Incorporated by Reference.

20.1 The provisions of the second paragraph of Section 12.1 and Section 13 above shall bind the parties throughout the entire term of this Agreement (including during the Initial Term) whether or not the Option shall be exercised by Sorrento.

21. General Provisions.

21.1 Independent Contractors. The relationship between BGN and Sorrento is that of independent contractors. BGN and Sorrento are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. BGN and Sorrento shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

21.2 Late Payments. Without derogating from any rights hereunder or by law to any other additional remedy or relief, late payments of any and all payments due hereunder shall be subject to a charge of One Percent (1.0%) per month or the highest rate permitted by law, whichever is lower, pro-rated for the portion of any month in which an undisputed payment is late.

21.3 Foreign Registration. Sorrento agrees to register this Agreement with any foreign governmental agency which requires such registration, and Sorrento shall pay all costs and legal fees in connection therewith. In addition, Sorrento shall ensure that all foreign laws affecting this Agreement or the sale of Licensed Products are satisfied in all material respects.

21.4 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by binding confidential arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“Rules”), and the procedures set forth below. In the event of any inconsistency between the Rules and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrator may be enforced in any court having jurisdiction thereof.

21.4.1 Location. The location of the arbitration shall be in New York, NY. BGN and Sorrento hereby irrevocably submit to the exclusive jurisdiction and venue of the arbitration panel selected according to the Rules for any dispute regarding this Agreement, and waive any right to contest or otherwise object to such jurisdiction or venue.

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21.4.2 Selection of Arbitrators. The arbitration shall be conducted by a single neutral arbitrator who is independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration.

21.4.3 Discovery. The arbitrator shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules, the parties may subpoena witnesses and documents for presentation at the hearing.

21.4.4 Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrator is instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

21.4.5 Remedies. The arbitrator may grant any legal or equitable remedy or relief that the arbitrator deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action shall be maintained seeking punitive damages. Notwithstanding anything to the contrary in this Agreement, prior to or while an arbitration proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that party’s rights hereunder.

21.4.6 Expenses. The expenses of the arbitration, including the arbitrator’s fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

21.4.7 Confidentiality. Except as set forth below, and as necessary to obtain or enforce a judgment upon any arbitration award, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as required by applicable securities laws, rules and regulations.

21.5 Entire Agreement; Modification. This Agreement and all of the attached Exhibits set forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements or understandings, whether oral or written. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

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21.6 Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to its conflicts or choice of laws principles.

21.7 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

21.8 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

21.9 No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

21.10 Name. Whenever there has been an assignment by Sorrento as permitted by this Agreement, the term “Sorrento” as used in this Agreement shall also include and refer to, if appropriate, such assignee.

21.11 Attorneys’ Fees. In the event of a dispute between the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with resolving such dispute or default.

21.12 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by facsimile, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

For BGN:	B.G. Negev Technologies and Applications Ltd.
1, Henrietta Szold str.
Beer- Sheva, 84105, Israel,
Attention: Senior VP Business Development Fax No.: +972 8 6276420
Email:	orabgn@bgu.ac.il

For Sorrento:	Sorrento Therapeutics, Inc. 6042 Cornerstone Ct., Suite B San Diego, CA 92121 Attention: Chief Executive Officer Fax No.: (858) 210-3759

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Email: hji@sorrentotherapeutics.com

With a copy to:

General counsel
Email: joster@sorrentotherapeutics.com

Notices shall be deemed delivered upon the earlier of (a) when received; (b) five (5) days after deposit into the U.S. or Israeli mail; (c) the date notice is sent via facsimile or Email; or (d) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Sunday and holidays).

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

B.G. NEGEV TECHNOLOGIES AND APPLICATIONS LTD.		SORRENTO THERAPEUTICS, INC :

By:	/s/ Netta Cohen	By:	/s/ Henry JI

Name: Netta Cohen		Name:	HENRY JI
Title: CEO		Title:	PRESIDENT & CEO
Date:	July 4, 2013	Date:	July 2, 2013

By:
Name: Prof. Moti Herskowitz
Title: Director
Date:

I hereby confirm that I have read the above Agreement and giving my consent and undertaking to carry out my obligations in accordance with the terms and conditions of the Agreement.

Signature:

Name: Prof. Leslie Lobel	Date

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